As filed with the Securities and Exchange Commission on December 31, 1998
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                                                95-4592204
(State or other jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 615-1500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               ------------------

     MARK DYNE, CHIEF EXECUTIVE OFFICERBRILLIANT DIGITAL ENTERTAINMENT, INC.
                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 615-1500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                              --------------------

                                   Copies to:

                             MURRAY MARKILES, ESQ.
                    TROOP STEUBER PASICH REDDICK & TOBEY, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 728-3000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

---------------------------- -------------------------- -------------------------- -------------------------- ----------------------
                                                            Proposed Maximum           Proposed Maximum
      Title of Shares              Amount To Be              Aggregate Price               Aggregate                  Amount Of
     To Be Registered              Registered(1)                Per Unit                Offering Price            Registration Fee
---------------------------- -------------------------- -------------------------- -------------------------- ----------------------
Common Stock, par value              1,800,000                 $1.875(2)                $3,375,000                   $939
$.001 per share, issuable
upon exercise of a warrant
or upon conversion of
certain additional
debentures.
---------------------------- -------------------------- -------------------------- -------------------------- ----------------------
Common Stock, par value               100,000                  $1.875(2)                  $187,500                     $53
$.001 per share, issuable
upon exercise of a
debenture
---------------------------- -------------------------- -------------------------- -------------------------- ----------------------
Common Stock, par value                6,000                   $1.875(3)                   $11,250                      $4
$.001 per share
============================ ========================== ========================== ========================== ======================
                    TOTALS:          1,906,000                                           $3,573,750                   $996
============================ ========================== ========================== ========================== ======================


(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) on the basis of the average high and low prices of the Registrant's Common Stock reported on the American Stock Exchange on December 29, 1998.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of the Registrant's Common Stock reported on the American Stock Exchange on December 29, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------




                                   PROSPECTUS

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
                        1,906,000 SHARES OF COMMON STOCK
                       ---------------------------------

         We have issued to an investor a warrant to acquire up to 1,800,000 shares of our Common Stock and a debenture which is convertible into up to 100,000 shares of our Common Stock. This prospectus covers the resale by the investor or any other selling stockholders of the shares of Common Stock that the selling stockholders may acquire by exercising the warrant or converting the debenture, or by converting any additional debentures that the selling stockholders may be required to purchase from us under the purchase agreement for the warrant and the debenture. This prospectus also covers the resale by Trinity Capital Advisors, Inc. of 6,000 shares of our Common Stock issued to Trinity Capital Advisors, Inc. for its advisory services in our issuance of the warrant and the debenture.

         Our Common Stock is traded on the American Stock Exchange under the symbol "BDE." On December 29, 1998, the closing sale price of the Common Stock on the American Stock Exchange was $1.813.

                               -------------------

         FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE SHARES, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                The date of this prospectus is December 31, 1998

                                                 TABLE OF CONTENTS

                                                                        PAGE

WHERE YOU CAN FIND MORE INFORMATION......................................3

FORWARD-LOOKING STATEMENTS...............................................3

THE COMPANY..............................................................4

RISK FACTORS.............................................................5

USE OF PROCEEDS.........................................................12

SELLING STOCKHOLDERS....................................................12

PLAN OF DISTRIBUTION....................................................13

LEGAL MATTERS...........................................................14

EXPERTS.................................................................14

DIRECTORS' AND OFFICERS' LIABILITY......................................14

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these documents at the SEC's Public Reference Room, located at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC's Website at "http://www.sec.gov." You can also read our SEC filings at the American Stock Exchange, 86 Trinity Plaza, New York, New York.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the selling stockholders sell all of the shares:

            o Annual Report on Form 10-KSB for the year ended December 31, 1997.

            o Quarterly Report on Form 10-QSB for the quarter ended March 31,
              1998.

            o Quarterly  Report on Form 10-QSB for the quarter  ended June 30,
              1998.

            o Quarterly  Report on Form 10-QSB for the quarter ended September
              30, 1998.

            o Current Report on Form 8-K dated December 10, 1998.

            o Proxy Statement dated April 27, 1998.

            o Description of our capital stock contained in our Registration
              Statement on Form 8-A, filed on October 29, 1996, as amended by our Registration Statement on Form 8-A/A, filed on November 20, 1996.

         This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the above information incorporated by reference, at no cost, by writing to or calling:

                  Michael Ozen
                  Chief Financial Officer
                  Brilliant Digital Entertainment, Inc.
                  6355 Topanga Canyon Boulevard, Suite 120
                  Woodland Hills, California 91367
                  (818) 615-1500

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders will not offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933 (the "Securities Act"). The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, and the ability of our products to achieve or maintain commercial acceptance. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the "Risk Factors" section beginning on page 5. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.


                                   THE COMPANY

         Brilliant Digital Entertainment, Inc. ("Brilliant" or "the Company") is a production and development studio producing a new generation of digital entertainment that is being distributed over the Internet and on CD-ROM. We plan to market versions of our digital stories also as television programming and for home video. Using our proprietary state-of-the-art software tools, we produce Multipath(TM) Movies, which are three-dimensional digitally animated stories each with up to hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. Our Multipath Movies feature seamless interactivity leaving the plot and graphical presentation of the story uninterrupted by the user's decisions and choices. We utilize a single cost-efficient production process to produce multiple formats of a particular Multipath Movie title for different distribution channels, such as the Internet, CD-ROM or television programming. In addition, we have developed a system that permits real time distribution of, and user interaction with, our Multipath Movies over the Internet.

         As a key part of our strategy, we have obtained widely recognizable names and characters for our Multipath Movies from a number of proven sources, including SUPERMAN from D.C. Comics (a subsidiary of Warner Bros.), XENA:
WARRIOR PRINCESS and HERCULES & XENA THE ANIMATED MOVIE, each from Universal Studios, ACE VENTURA from Morgan Creek, POPEYE from King Features Syndicate and the CHOOSE YOUR OWN NIGHTMARE series for kids from Bantam Doubleday Dell Books. We also develop Multipath Movies based on internally-developed content.

         Our Multipath Movies combine the best qualities of traditional filmed entertainment--complex characters, stories and plots, with the best of the traditional computer game--interactivity. Our Multipath Movies are designed to appeal to the entire home PC market, including both the hardcore gamer and the much larger segment of PC users not currently served by traditional game developers. In order to offer digital entertainment products with wide appeal, we are producing a variety of Multipath Movies tailored to various demographic groups, such as our STORYTELLER(TM) SERIES which presents engaging interactive stories targeted at children eight to twelve years of age, and Multipath Adventures, including POPEYE, targeted to children as young as three years old. Multipath Movies incorporate a number of features that we believe represent significant technical enhancements over existing digital entertainment. For example, animated characters created using our tools appear human-like and have realistic features, facial expressions and mouth movements. Multipath Movies also allow users to control characters' moods as well as their actions. In addition, a typical Multipath Movie will encourage viewers to interact with the story, seamlessly influencing the plot without interrupting its flow or graphical presentation.

         Beginning in 1999, we plan to release certain of our Multipath Movies in non-interactive format as television broadcast/cable programming and home video features. We intend to segment such Multipath Movies into 30-minute episodes and, by packaging together multiple episodes, can create a season-length series for the broadcast market. We also intend to produce 80- to 120-minute animated features for the home video market. We believe that we can produce Multipath Movies for television programming and home video features at costs substantially below typical industry costs.

         We are a Delaware corporation that was formed in July 1996. We are the parent of Brilliant Interactive Ideas, Pty. Ltd., a corporation formed under the laws of New South Wales, Australia in September 1993. Our executive offices are located at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, and our telephone number is (818) 615-1500.

                                  RISK FACTORS

         Investment in the shares covered by this prospectus involves a significant degree of risk. You should consider all of the information in this prospectus carefully, and, in particular, should evaluate the following risks related to an investment in the shares.

ACCEPTANCE OF THE MULTIPATH MOVIE CONCEPT; SUCCESSFUL DEVELOPMENT OF MULTIPATH MOVIES WITH APPEALING CREATIVE CONTENT.

         The success of our Multipath Movie products will depend to a significant extent on the market's acceptance of the Multipath Movie concept. The market for entertainment software is emerging and is dependent upon a number of factors, including:

         o  consumer preferences;

         o  the installed base of personal computers; and

         o the existence of a sufficient number of recognizable software titles to interest consumers and stimulate market development.

         Any competitive, technological or other factor that would negatively affect in a material way the introduction or sale of personal computers or entertainment software would have a material adverse effect on the Company. Because the market for entertainment software is relatively small in comparison to the overall market for consumer software products, it is impossible to predict with any degree of certainty the future rate of growth, if any, and the size of the market for our products.

         Each Multipath Movie will be an individual artistic work, and its commercial success primarily will be determined by user reaction, which is unpredictable. The success of our Multipath Movies will depend on our ability to develop stories and characters that capture the attention and imagination of consumers and to license recognized characters and properties from third parties for our software titles. We can not guarantee that we will be able to develop or license popular stories or characters. The success of a Multipath Movie also depends upon the effectiveness of our marketing and successful introduction of Multipath Movies through our bundling relationships with retailers and other third parties. Other influential factors include the quality and acceptance of programs that compete with our Multipath Movies, critical reviews, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, which are all unpredictable. We cannot guarantee that we will be able to successfully introduce our Multipath Movies into the marketplace.

PRODUCT DELAYS.

          We plan to release a number of new Multipath Movies in 1999. However, due to the numerous obstacles and uncertainties involved in developing and distributing software to the market, we cannot guarantee that we will be able to meet our planned release dates for our new Multipath Movies. If we are unable to begin shipping an important new product during the scheduled quarter, our revenue and earnings would likely be materially and adversely affected in that quarter. In the past, we have experienced significant delays in our introduction of certain new products. For instance, delays in duplication, packaging and distribution caused our first Multipath Movies, CYBERSWINE, POPEYE AND THE QUEST FOR THE WOOLLY MAMMOTH, NIGHT OF THE WEREWOLF and THE HALLOWEEN PARTY to begin arriving at retailers at the end of December 1997, after the holiday selling season. Similarly, we have experienced distribution delays in the fourth quarter of 1998 resulting in our products reaching retail shelves only at the end of December. It is likely in the future that such delays will continue to occur and that certain new products will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors.

LIMITED OPERATING HISTORY; UNCERTAIN PROFITABILITY.

         We were founded in September 1993, shipped our initial traditional CD-ROM product in November 1994 and substantially reduced this aspect of our business in 1996 to pursue our revised business plan of Multipath Movie production and distribution. We acquired the software tools necessary to produce Multipath Movies in August 1996 and have only recently introduced our first Multipath Movie. We have a limited operating history upon which to evaluate our future prospects. Our ability to achieve and sustain profitability will depend, in part, on our ability to enter into a variety of distribution and revenue generating arrangements as well as arrangements with Internet service providers, traditional CD-ROM publishers and retailers. We cannot guarantee that we will enter into any such arrangements, or that we will be able to sustain profitability.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING.

         We believe that current funds and cash generated from our operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures during the next year with the exception of our anticipated expenditures required to complete the planned slate of Multipath Movie episodes during this period. We intend to raise additional funds through debt or equity financing (including by issuing shares upon exercise of the warrant described under "Selling Stockholders") or other means. We intend to explore alternate sources of financing. We cannot guarantee that additional financing will be available or that, if available, it can be obtained on terms that we deem favorable. If necessary funds are not available, we may be required to defer completion of several titles and reduce overhead significantly, which could have a material adverse effect on our business, operating results and financial condition. Additionally, dilution to our stockholders may occur if we raise additional funds through the sale of our stock.

SUBSTANTIAL DEPENDENCE UPON THIRD PARTIES.

         We substantially depend upon third parties for several critical elements of our business, including the development and licensing of content and the distribution of our products.

          o DEPENDENCE UPON STRATEGIC RELATIONSHIPS. We have entered into strategic relationships with certain companies, as well as licensing arrangements with numerous additional companies that own the stories underlying our Multipath Movies and/or characters in many of our current and planned products. Our business strategy is based largely on our strategic and licensing relationships with these and other companies and our ability to continue to enter into similar strategic and licensing relationships in the future. In these relationships, mutual agreement by both parties is generally required for significant matters, or approval of the strategic partner or both parties is required to release products or to commence distribution of products. Consequently, one of our strategic partners may, in the exercise of its approval rights, delay the introduction of certain of our Multipath Movie titles. Delays in shipping schedules or other distribution problems may materially and adversely affect our ability to release our products. For example, we are dependent on certain original equipment manufacturers to bundle and sell our Multipath Movies with their computer hardware products as a significant avenue for us to achieve market penetration of our Multipath Movies. Any delays in these OEM distributors' shipping schedules could adversely affect the release of our products. One such delay that has already occurred is Packard Bell NEC's distribution of our titles bundled with Packard Bell's computers which has been significantly delayed beyond initially anticipated launch dates. Additionally, we believe that because Packard Bell NEC is distributing our software with only its middle to higher end machines, Packard Bell NEC will not be able to comply with its commitment to us to ship our products with 6 million computers during the term of our agreement. We are currently attempting to engage Packard Bell NEC in discussions with the intention of facilitating distribution of Multipath Movies on a wider range of Packard Bell NEC computers, but we cannot guarantee that this will occur or that Packard Bell NEC will achieve its committed shipment level. We also cannot guarantee that adequate remedies will be available to us to compensate for Packard Bell NEC's failure to perform under our agreement. Also, many of our strategic partners and content licensors have various creative controls and approval rights pursuant to their respective joint venture agreements they have entered into with us. These creative controls and approval rights allow these strategic partners and content licensors to arbitrarily reject or delay the Multipath Movie productions of the respective joint ventures. We cannot guarantee that we will not be subject to delays resulting from disagreements with, or an inability to obtain approvals from, our strategic partners or that we will achieve our objectives in respect of any or all of our strategic relationships or continue to maintain and develop these or other strategic relationships, or that licenses between us and any other third party will be renewed or extended at their expiration dates. Many content licensers are also reluctant to grant broad licenses covering multiple formats (e.g., a license covering both Internet and television distribution rights) to companies without proven track records in the television production business, and, where rights are available, there is often significant competition for licenses. As a result of such competition, and the reluctance by owners of content to grant broad licenses, we cannot guarantee that licensed content will be available to us at prices, or upon terms or conditions that we will consider acceptable. Delays resulting from disagreements with licensers or joint venture partners or our failure to renew or extend a key license, maintain any of our strategic relationships or enter into new licenses and strategic relationships on sound financial terms could materially adversely affect our business, operating results and financial condition.

         o USE OF INDEPENDENT SOFTWARE DEVELOPERS AND CONTENT PROVIDERS. In addition to internally developing software and creating content, we use entertainment software created by independent software developers as well as content developed by third parties. We have less control over the scheduling and the quality of the software generated by independent contractors than over that developed by our own employees. Additionally, we may not be able to secure the services of talented content developers. Our business and future operating results will depend in part on our continued ability to maintain relationships with skilled independent software developers and content providers, and to enter into and renew product development agreements with such developers. There can be no assurance that we will be able to maintain such relationships or enter into and renew such agreements.

         o VENDOR. We presently serve our Multipath Movies delivered over the Internet through a single vendor. Any significant interruption in service provided by this vendor could interrupt sales and delivery of Multipath Movies and materially and adversely affect our ability to conduct our business and maintain customer satisfaction.

DEPENDENCE ON DEVELOPMENT OF ADDITIONAL MULTIPATH MOVIES.

         Our success will depend largely upon our ability to continuously develop new, commercially successful Multipath Movie titles in the future. If revenues from new products or other activities fail to replace declining revenues from existing products, our business, operations and financial condition could be materially adversely affected. In addition, our success will depend upon our ability to develop popular characters and to license recognized characters and properties from third parties for our digital entertainment products. If we are unable to develop popular characters or if the cost of licensing characters and properties from third parties becomes too expensive, our business, operating results and financial condition could be adversely affected. Also, we may from time to time enter into agreements with licensers of intellectual property under which we may have to make advance payments of royalties and guaranteed minimum royalty payments. If the sales volumes of products subject to such arrangements are not sufficient to recover such advances and guarantees, we will be required to write off any unrecovered portions of such payments, which could have a material adverse effect on our business, operating results and financial condition.

RISKS ASSOCIATED WITH INTERNET DELIVERY.

         We also intend to distribute certain of our Multipath Movies through our Internet site and through a site on the CompuServe on-line service. Accordingly, any system failure that causes interruption or delay on the Company's Internet site or the CompuServe site could result in less traffic to and reduced distribution of Multipath Movies via the Internet and, if sustained or repeated, could reduce the attractiveness to consumers of our products. We are also dependent upon Web browsers and Internet and on-line service providers to ensure user access to our products. User acceptance with respect to payment methods over the Internet may also create barriers to distribution of our products through the Internet. Any disruption in the Internet access provided to our Internet site or any failure by our Internet site to handle higher volumes of transactions could have a material adverse effect on our business, operating results and financial condition.

         The seamless appearance of Multipath Movies delivered over the Internet requires that while a scene is being viewed, succeeding scenes must be downloaded. This requires the use of 28.8 kilobits per second or faster modems, computers equipped with high-speed Pentium (or equivalent) microprocessors, at least 24 megabytes of random access memory and appropriately configured operating systems. These requirements are generally not satisfied by the majority of the base of currently installed PCs. There can be no assurance that adequately equipped and configured computers will become widespread. Users of computers with less sophisticated PCs may experience noticeable latencies or "lag times" between scene changes. Additionally, the performance characteristics of Multipath Movies delivered via the Internet may not equal those of Multipath Movies delivered solely on CD-ROMs, particularly with respect to perceived seamlessness and sound quality. Noticeable lag times or negative comparisons to Multipath Movies distributed on CD-ROM may reduce the attractiveness of Internet versions of the Multipath Movies.

RISKS ASSOCIATED WITH RETAIL DISTRIBUTION.

         We anticipate that a significant amount of sales of Multipath Movies will be made through distributors to retailers. We are currently expending significant resources to develop a retail sales channel. Our expenditures associated with this development are likely to precede any significant sales that we may realize through this channel. We have no prior experience in the development or management of a retail channel or sales through such channel. The competition for shelf space in retail stores is intense. Our products are expected to constitute a small percentage of a retailer's sales volume, and we cannot guarantee that retailers will provide our products with adequate levels of shelf space and promotional support. Due to the increased competition for limited retail shelf space and promotional resources, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including the following:

         o        price discounts;

         o        product return rights; and

         o        cooperative market development funds.

Increased competition could result in loss of shelf space for our products at retail stores, as well as significant price competition, any of which could adversely affect our business, operating results and financial condition.

PRODUCT RETURNS.

         At the time of shipment of our products to retailers, we will establish reserves, including reserves which estimate the potential for future product returns based on seasonal terms of sale and distributor and retailer inventories of our products, as well as other factors. We intend to recognize revenue from the sale of our products upon shipment except for sales made to certain distributors where the right of ownership does not pass at delivery. Product returns or price protection concessions that exceed our reserves could materially and adversely affect our business, results of operations and financial condition, and could increase the magnitude of quarterly fluctuations in our operating and financial results. Furthermore, if our assessment of the creditworthiness of our customers receiving our products on credit proves incorrect, we could be required to significantly increase the reserves previously established. We cannot guarantee that such future write-offs will not occur or that amounts written off will not have a material adverse effect on our business, results of operations and financial condition.

MANUFACTURING RISKS.

         The production of our Multipath Movies for the retail distribution channel consists of pressing CD-ROM disks, assembling purchased product components, printing product packaging and user manuals and packaging finished products, all of which will be performed for us by third party vendors in accordance with our specifications and forecasts. Currently, we will use primarily one vendor for these services. While these services are available from multiple vendors and at multiple sites, there can be no guarantee that an interruption in the manufacture of our products could be remedied without undue delay and without materially and adversely affecting our results of operations. We do not have contractual agreements with any of our third party vendors, which may result in an inability to secure adequate services in a timely manner. Demand for the services of these vendors is also seasonal, with peak demand and service and production backlogs and delays occurring in September, October and November of each year. We must compete for capacity and priority with the CD-ROM products of many substantially larger competitors which are able to wield substantially greater influence with our vendors than we can currently exert. If we fail to secure adequate services to timely produce and deliver our products, our business, operating results and financial condition would be materially and adversely effected.

EXPENSING OF CAPITALIZED MULTIPATH MOVIE COSTS.

          Our accounting policy follows Statement of Financial Accounting Standards No. 86 ("SFAS No. 86"), which provides for the capitalization of software development costs once technological feasibility is established. The capitalized costs are amortized beginning on the date the product is made available for sale either on a straight-line basis over the estimated product life or on a ratio of current revenues to total projected product revenues, whichever results in the greater amortization amount. Prior to the establishment of technological feasibility, these costs are expensed as incurred. In accordance with SFAS No. 86 we capitalized certain development costs related to the production of Multipath Movies during the third and fourth quarters of 1997 and the first quarter of 1998. It is anticipated that the estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both will be reduced significantly in the near term due to the actual performance of our new products as compared to anticipated sales revenues for those products in the short term. As a result, the carrying amount of the capitalized movie software costs and licensing advances may be materially reduced in the short term. Multipath Movies developed by the Company after the first quarter of 1998 are intended to be viewed on our new Internet Digital Projector. We have written off amounts incurred in the production of these Multipath Movies.

SOFTWARE TOOLS AND PRODUCT DEVELOPMENT.

         The software tools that will enable us to create our Multipath Movies have been developed over the past three years, and additional refinement of these tools may be necessary in order to continue to enhance the Multipath Movie format. If problems in the development of our software tools arise, no assurance can be given that we will be able to successfully remedy these problems. Also, entertainment products as complex as those that we offer may contain undetected errors or defects when first introduced or as new versions are released. In the past, we have discovered software errors in certain of our new products and enhancements after their introduction. Although we have not experienced material adverse effects resulting from any such errors to date, we cannot guarantee that errors or defects will not be found in new products or releases after we have already begun shipment of these products to market. Such defects could result in adverse product reviews and a loss of or delay in market acceptance, which would have a material adverse effect upon our business, operating results and financial condition.

RAPID EXPANSION AND MANAGEMENT OF GROWTH.

         We have experienced a significant expansion as the result of the implementation of our business plan, which includes the following:

         o        introduction and marketing of our Multipath Movies;

         o        management of our joint venture with Morgan Creek;

         o negotiation of additional content licensing and distribution agreements;

         o        management of Internet service providers; and

         o        the expansion of our studio in Australia.

The growth of our operations and activities has placed and will continue to place a significant strain on our management, operational, financial and accounting resources. Successful management of our operations will require us to continue to implement and improve our financial and management information systems. Our ability to manage our future growth, if any, and to increase production levels and commence marketing and distribution of our products will also require us to hire and train new employees, including management and technical personnel. Failure to manage the implementation of our business plan would have a material adverse effect on our business, operating results and financial condition.

RISKS ASSOCIATED WITH ACQUISITIONS.

          In the future, we may acquire products, technologies or companies that are complimentary to our business, and from time to time we may engage in discussions relating to possible acquisitions. Acquisitions involve numerous risks, including the following:

         o adverse short-term effects on the combined business' reported operating results;

         o       diversion of management's attention;

         o       dependence on retention, hiring and training of key personnel;

         o amortization and/or impairment of goodwill and other intangible assets; and

         o risks associated with unanticipated problems or legal liabilities.

RAPID TECHNOLOGICAL CHANGE; CHANGING PRODUCT PLATFORMS AND FORMATS.

         Rapid technological developments and frequent changes in computer operating environments in general characterize the entertainment software market and the PC industry. To compete successfully in these markets, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate technological advances while remaining competitive in terms of performance and price. Our success also will depend substantially upon our ability to anticipate the emergence of, and to adapt our products to, popular platforms for consumer software.

         Our intention to design future products for use with new platforms will require substantial investments in research and development. Generally, such research and development efforts must occur one to two years in advance of the widespread release or use of the platforms in order to introduce products on a timely basis following the release of such platforms. The research and development efforts in connection with games for certain advanced and emerging platforms may require greater financial and technical resources than we currently possess. In addition, we cannot guarantee that the new platforms for which we develop products will achieve market acceptance and, as a result, we cannot guarantee that our development efforts with respect to such new platforms will lead to products that generate sufficient revenues to offset the research and development costs incurred in connection with their development. Failure to develop products for new platforms that achieve significant market acceptance would have a material adverse effect on our business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL.

         Our success has and will continue to depend to a large extent upon certain key management, product development and technical personnel, many of whom would be difficult to replace, particularly Mark Dyne, the Chairman and Chief Executive Officer, and Kevin Bermeister, the President. Although we have entered into employment agreements with certain officers, either party can terminate such agreements upon 30 days notice. Accordingly, we cannot guarantee that such employees will continue to be available to us. The loss of the services of one or more of these key employees could have a material adverse effect on our business. Our future success will depend in large part upon our ability to attract, retain and motivate personnel with a variety of technical and managerial skills, including software development and programming expertise. Additionally, there is currently an industry-wide shortage of technical personnel which makes it more difficult to attract and retain such personnel. We cannot guarantee that we will be able to retain and motivate our managerial and technical personnel or attract additional qualified members to our management or technical staff. The inability to attract and retain necessary technical and managerial personnel could have a material adverse effect upon our business, operating results and financial condition.

SHARED RESPONSIBILITIES AND OTHER EMPLOYMENT COMMITMENTS OF CHIEF EXECUTIVE OFFICER AND PRESIDENT.

          Our Chief Executive Officer and Chairman, Mark Dyne, and our President, Kevin Bermeister, also serve as joint managing directors of Sega
Ozisoft Pty., Limited ("Sega Ozisoft") and other businesses. Mark Dyne also serves as Chairman of the Board of Tag-It Pacific, Inc. Kevin Bermeister also serves as managing director of Sega Enterprises (Australia) Pty., Ltd. Although Mr. Dyne and Mr. Bermeister are active in the management of Brilliant, they are not required to spend a specified amount of time at Brilliant nor are they able to devote all of their time and resources to Brilliant. Further, we do not have employment agreements with either Mr. Dyne or Mr. Bermeister. We cannot guarantee that the inability of Mr. Dyne and Mr. Bermeister to devote their full time and resources to our business will not adversely affect our business, operating results or financial condition.

CONFLICTS OF INTEREST.

         Certain of our directors and officers are directors or officers of our potential competitors and/or strategic partners. These relationships may give rise to conflicts of interest between the Company, on the one hand, and one or more of our directors, officers and/or their affiliates, on the other hand. Our Certificate of Incorporation provides that Mark Dyne and Kevin Bermeister are required to present to us any corporate opportunities for the development of any type of digital entertainment with the exception of opportunities for (i) minority participation in the development of digital entertainment and (ii) participation in the development by others of digital entertainment where publishing and distribution rights for the product to be developed are offered to Mr. Dyne and/or Mr. Bermeister solely for Australia, New Zealand and/or Southern Africa. Our Certificate of Incorporation provides that Mr. Dyne and Mr. Bermeister are not required to present to us any other opportunities that may potentially be of benefit to us.

LIMITED PROPRIETARY PROTECTION.

         Our future success and ability to compete is dependent in part upon our proprietary technology. We also rely on trademark, trade secret and copyright laws to protect our technology, with the source code for our proprietary software being protected both as a trade secret and as a copyrighted work. Also, it is our policy that all employees and third-party developers sign nondisclosure agreements. However, we cannot guarantee that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. We do not copy-protect our software, so it may be possible for unauthorized third parties to copy our products or to reverse engineer or otherwise obtain and use information that we regard as proprietary. Our customers may take inadequate precautions to protect our proprietary information. If we must pursue litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation may not be successful and could result in substantial costs and diversion of resources. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technologies overseas. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

         We believe that our products, including our software tools, do not infringe any valid existing proprietary rights of third parties. Since the software tools used to create the Multipath Movies were developed by SAND, a division of Sega Ozisoft, we rely entirely on the representations of Sega Ozisoft contained in the SAND Acquisition Agreement between BII Australia and Sega Ozisoft that, to Sega Ozisoft's best knowledge, the SAND technology and software acquired by us does not infringe the proprietary rights of others. Additionally, although we have received no communication from third parties alleging the infringement of proprietary rights of such parties, we cannot guarantee that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively, could have a material adverse effect on our business, operating results and financial condition.

VOLATILITY OF STOCK PRICE.

         Our Common Stock is traded on the American Stock Exchange, and there has been substantial volatility in the market price of the Common Stock. The trading price of the Common Stock has been and is likely to continue to be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, announcements of technological innovations or new products by us or our competitors, legislative or regulatory changes, general trends in the industry, recommendations by securities industry analysts and other events or factors. In addition, the stock market has experienced extreme price and trading volume fluctuations which have affected the market price of the common stock of many technology companies in particular and which have at times been unrelated to operating performance of the specific companies whose stock is affected. In addition, in the past we have not experienced significant trading volume in our Common Stock, have not been actively followed by stock market analysts and have had limited market-making support from broker-dealers. If market-making support does not continue at present or greater levels, and/or if we do not continue to receive analyst coverage, the average trading volume in our Common Stock may not increase or even sustain its current levels, in which case we cannot guarantee that an adequate trading market will exist to sell large positions in the Common Stock.

INFLUENCE BY MANAGEMENT.

          As of December 22, 1998, our officers and directors owned, in the aggregate, approximately 22.3% of our outstanding shares of Common Stock. As a result, these stockholders are able to exert influence over the outcome of all matters submitted to a vote of the holders of our Common Stock, including the election of our Board of Directors and thus, the formation of our company policies. The voting power of these stockholders could also discourage potential acquirers from seeking to acquire control of us through the purchase of the Common Stock, which might have the effect of depressing the price of our Common Stock.

EFFECT OF CERTAIN CHARTER PROVISIONS; STOCKHOLDER'S RIGHTS PLAN; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW.

         Our Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. In March 1998, we adopted a stockholder's rights plan (the "Rights Agreement") and, in connection therewith, distributed one preferred share purchase right for each outstanding share of our Common Stock outstanding on April 2, 1998. Pursuant to the Rights Agreement, upon the occurrence of certain triggering events related to an unsolicited takeover attempt of Brilliant, each purchase right not owned by certain hostile acquirers will entitle its holder to purchase shares of our Series A Preferred Stock at a value below the then market value of the preferred stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the share purchase rights and of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, certain provisions of our Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving Brilliant.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered by the selling stockholders under this prospectus.


                              SELLING STOCKHOLDERS

         We have entered into a Debenture and Warrant Purchase Agreement dated as of November 20, 1998 (the "Purchase Agreement") between Brilliant and AMRO International, S.A. ("AMRO"). At the closing under the Purchase Agreement, we issued to AMRO (1) a stock purchase warrant exercisable for up to 1,800,000 shares of our Common Stock and (2) a debenture convertible into up to 100,000 shares of our Common Stock. At the closing, we agreed to register the shares underlying the warrant and the debenture for resale by the holders of those shares, who (together with Trinity Capital Advisors, Inc.) are the selling stockholders described in this prospectus. We also agreed to register for resale any shares acquired by the selling stockholders by converting any additional debentures, which we may require to be purchased as described below. We agreed to maintain the effectiveness of the registration statement covering the shares until all of the shares are sold by the selling stockholders or become eligible for resale without registration under Rule 144 of the Securities Act. Our registration of these shares does not necessarily mean that the selling stockholders will sell any or all of these shares.

         TERMS OF THE DEBENTURE. The debenture matures on December 1, 2000 and bears interest at an annual rate of 4%, payable quarterly in arrears. The debenture holder may convert the debenture into shares of our Common Stock at any time. The conversion price is 86% of the market price (as described below) on the date that the holder delivers a conversion notice. We may pay interest on the debenture in cash or shares of our Common Stock, valued at the conversion price on the interest payment date. We may also prepay the debenture at any time without penalty in cash or shares, valued at the conversion price on the prepayment date. On the maturity date, the unpaid balance of the debenture and any accrued and unpaid interest will convert automatically into shares valued at the conversion price on the maturity date.

         TERMS OF THE WARRANT. The warrant expires on November 30, 2001. We may cancel the warrant in full at any time upon 30 days' notice to the holder. The holder may exercise the Warrant in full at an exercise price of $25 per share from October 1, 2001 until the warrant expires, or if we elect to cancel the warrant in full.

         We may call a portion of the warrant for redemption at any time, subject to minimum and maximum limits and provided that the "market price" of our Common Stock is at least $1.00 per share and that a registration statement covering the shares underlying the warrant is effective. Upon any call, the warrant holder may acquire shares by exercising the portion of the warrant called by the Company. The exercise price will be 88% of the "market price," defined as the lowest trade price of our Common Stock on the American Stock Exchange over the last ten trading days prior to the redemption notice date. If the market price is $4.00 or less, the exercise price will be reduced to 86% of the market price.

         If the warrant holder fails to exercise any portion of the warrant that we call for redemption, we may require the holder to purchase from us an additional debenture in the amount of such unexercised portion of the warrant. Any additional debenture would be convertible into shares of our Common Stock and would have other terms substantially the same as the debenture described above.

         The following table contains information about the selling stockholders' beneficial ownership of our Common Stock as of December 22, 1998. Because a selling stockholder may sell some or all of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares, we cannot estimate the actual number of shares that will be held by the selling stockholders after completion of such distribution. See "Plan of Distribution."

                                                                                                              ---
                                       Shares Owned                    Shares Being       Shares Owned
                                       Before Offering                 Offered            After Offering
                                       ----------- -- ------------     ---------------    ------------ -- -----------
                   NAME                  Number         Percent                             Number         Percent
                   ----                -----------    ------------                        ------------    -----------
AMRO International, S.A.               100,000(1)          *                      (1)             (1)         *
Trinity Capital Advisors, Inc.              6,000          *                      (1)             (1)         *

                                       -----------    ------------     ---------------    ------------    -----------
Total                                  106,000(1)          *                      (1)             (1)         *

----------------------
*    Represents less than 1%.

(1) This information will be modified with a Prospectus Supplement to reflect the number of shares of Common Stock acquired by AMRO or any other selling stockholder.

         No selling stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of the warrant and the debenture or as a result of the negotiation and the execution of the Purchase Agreement.

                              PLAN OF DISTRIBUTION

         Brilliant  is   registering   the  shares  on  behalf  of  the  selling
stockholders. The selling stockholders may offer and sell their shares as principals or through one or more underwriters, brokers, dealers or agents, from time to time, in one or more transactions:

         o        on any exchange or in the over-the-counter market;

         o in transactions otherwise than on an exchange or in the over-the-counter market;

         o        through the settlement of short sales of the Common Stock;

         o        at a fixed offering price, which may be changed;

         o        at varying prices determined at the time of sale; or

         o        at negotiated prices.

         Brilliant will not receive any cash proceeds from the sale of the shares by the selling stockholders. Any underwriters, brokers, dealers or agents may receive underwriting discounts and commissions, which may exceed customary discounts, concessions or commissions. It is not possible at the present time to determine the price to the public in any such sale. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by selling stockholders.

         The aggregate proceeds to the selling stockholders from the sale of their shares will be the purchase price of the selling stockholders' shares sold less all applicable commissions and underwriters' discounts, if any, and other expenses of issuance and distribution will not borne by us. We will pay substantially all the expenses incident to the registration, offering and sale of the shares to the public by the selling stockholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, transfer taxes and certain counsel fees. We have also agreed to indemnify the selling stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act.

         Because the selling stockholders may be deemed to be "underwriters" under the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the Common Stock in the market.

         Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         If and to the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         Trinity Capital Advisors, Inc. acted as finder with respect to the issuance of the warrant and the debenture to AMRO. See "Selling Stockholders." We have not had any material engagement with Trinity Capital Advisors, Inc. prior to our engagement of Trinity Capital Advisors, Inc. in connection with our issuance of the debenture and the warrant.

                                  LEGAL MATTERS

         Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered to Brilliant a legal opinion as to the validity of the Common Stock covered by this prospectus.

                                     EXPERTS

          The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Brilliant Digital Entertainment, Inc. for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       DIRECTORS' AND OFFICERS' LIABILITY

         Our Certificate of Incorporation includes provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law and (ii) indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

--------------------------------------------------------------------------------

         No dealer, salesman or other person is authorized to give oral or written information about this offering that is not included in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by Brilliant. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, Common Stock in any jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Brilliant since the date of this prospectus.

--------------------------------------------------------------------------------






                              --------------------


                      BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                   PROSPECTUS


                                December 31, 1998


                              --------------------

PART II                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering are as follows:


                                                                    Amount
                                                                  ------------

         Registration Fee Under Securities Act of 1933..........  $   996

         Legal Fees and Expenses................................  $25,000

         Accounting Fees and Expenses...........................  $ 5,000

         Miscellaneous Expenses.................................  $ 2,000
                                                                  ------------

                   TOTAL........................................  $32,996
                                                                  ============



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation and its Bylaws provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         The Company's Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends and transactions from which the director derived an improper personal benefit.

         The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Company and certain officers of the Company (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Company indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the above statutory provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

         See the Exhibit Index of this Registration Statement.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodland Hills, State of California, on December 30, 1998.

                                  BRILLIANT DIGITAL ENTERTAINMENT, INC.
                                  (Registrant)



                                  By:     /S/ MICHAEL OZEN
                                     ------------------------------
                                           Michael Ozen
                                           Chief Financial Officer


POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Dyne and Michael Ozen or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                           TITLE                          DATE

                                             Chairman of the Board
                                             and Chief Executive Officer          December 30, 1998
                                             (Principal Executive Officer
       /S/ MARK DYNE                         and Director)
  ----------------------------------------
                      Mark Dyne

                                             President and Director
       /S/ KEVIN BERMEISTER                                                       December 30, 1998
  ----------------------------------------
                   Kevin Bermeister

                                             Chief Financial Officer
                                             (Principal Financial and             December 30, 1998
       /S/ MICHAEL OZEN                      Accounting Officer)
  ----------------------------------------
                     Michael Ozen

                                             Vice President, Operations
       /S/ MARK MILLER                       and Production and Director          December 30, 1998
  ----------------------------------------
                     Mark Miller

                                             Director
       /S/ DIANA MARANON                                                          December 30, 1998
  ----------------------------------------
                    Diana Maranon

                                             Director
       /S/ RAY MUSCI                                                              December 30, 1998
  ----------------------------------------
                      Ray Musci



                                       3


                                             Director
      /S/ GARTH SALONER                                                           December 30, 1998
  ----------------------------------------
                    Garth Saloner

                                             Director
      /S/ JEFF SCHEINROCK                                                         December 30, 1998
  ----------------------------------------
                   Jeff Scheinrock


                                                   EXHIBIT INDEX


No.      Item

5.1      Opinion of Troop Steuber Pasich Reddick & Tobey, LLP.

10.1 Debenture and Warrant Purchase Agreement dated as of November 20, 1998 between the Registrant and AMRO International, S.A.

10.2 Registration Rights Agreement dated as of November 20, 1998 between the Registrant and AMRO International, S.A.

10.3 4% Convertible Debenture of the Registrant due December 1, 2000, in the principal amount of $100,000, dated as of November 30, 1998.

10.4 Stock Purchase Warrant to purchase 1,800,000 Shares of the Registrant's Common Stock, dated as of November 30, 1998.

23.1     Consent of Pricewaterhouse Coopers LLP.

23.2 Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included as part of Exhibit 5.1).

24.1     Power of Attorney (included in signature page).


                                       5